Exhibit 99.1

FOR IMMEDIATE RELEASE

Volt Information Sciences Appoints Michael Dean as President and Chief Executive Officer

Dana Messina Appointed Chairman of the Board

NEW YORK, NY, October 20, 2015 – Volt Information Sciences, Inc. (“Volt”) (NYSE-MKT:VISI), an international provider of staffing services and information technology infrastructure services, today announced that its Board of Directors has appointed Michael Dean to serve as the Company’s President and Chief Executive Officer, effective immediately. Mr. Dean has served as Volt’s Chairman of the Board since May 2015 and as interim President and Chief Executive Officer since June 2015. Mr. Dean will remain a member of the board, but will no longer act as Chairman. Concurrent with this announcement, the Board of Directors has appointed Dana Messina, a current Board member, as Chairman.

Mr. Messina, Volt’s Chairman of the Board of Directors, commented, “We are pleased that Michael has agreed to take on this role and lead the Volt team on a permanent basis. For the past several months, our Board, along with the help of outside consultants, engaged in a rigorous process to determine the Company’s permanent President and CEO. After careful consideration, it became clear that Michael’s vast experience and proven track record of success make him uniquely qualified to help Volt regain its momentum and lead the Company forward. With Michael’s appointment, we have completed a critical step in revitalizing Volt and positioning it for future success.”

Commenting on his new role with the Company, Mr. Dean stated, “I have accepted the position of Volt’s President and CEO because I see tremendous potential in this company, our industry, and our employees.  I look forward to working with Dana in his new role as Chairman, and with the rest of the Board, to return Volt to profitable growth. Alongside our dedicated management team, I will continue to lead our efforts to improve our financial and operational performance, execute our growth strategy, and enhance shareholder value in the quarters and years ahead.”

Mr. Dean joined Volt’s Board as Chairman in May 2015 and was elected interim President and Chief Executive Officer in June 2015. He was most recently the Chief Executive Officer and on the Board of Nature’s Sunshine Products, Inc., where he revitalized the global health and wellness company and returned it to growth. Prior to Nature’s Sunshine Products, Mr. Dean was CEO of Mediaur Technologies, Inc., a privately held satellite technology company that provides proprietary antenna system solutions for commercial and government applications.

Mr. Dean was also Executive Vice President of ABC Cable Networks Group, a multi-billion dollar global division of The Walt Disney Company, where he ran the division’s non-creative operations. Also, Mr. Dean was Senior Vice President of Corporate Strategic Planning at Disney.  Prior, Mr. Dean was a strategy consultant with Bain & Company. He holds an MBA from Harvard Business School.

Mr. Messina joined Volt’s Board in May 2015. He was most recently the Chief Executive Officer and a director of Steinway Musical Instruments from August 1996 to October 2011. During his 15 years as CEO, he led the company through a significant period of growth and profitability.

About Volt Information Sciences, Inc.
Volt Information Sciences, Inc. is an international provider of staffing services (traditional time and materials based as well as project based) and information technology infrastructure services. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed staffing services programs supporting primarily professional administration, technical, information technology, light-industrial and engineering positions. Our project-based staffing assists with individual customer assignments as well as customer care call centers and gaming industry quality assurance testing services, and our managed service programs consist of managing the procurement and on-boarding of contingent workers from multiple providers. Our information technology infrastructure services provide server, storage, network and desktop IT hardware maintenance, data center and network monitoring and operations. For more information visit www.volt.com.

Investor Contacts:
Paul Tomkins
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921

Lasse Glassen
Addo Communications
lasseg@addocommunications.com
424-238-6249